Exhibit 99.1

March 3, 2014

Dear Fellow Stockholder:
We are pleased to announce that on February 21, 2014, we reported an estimated per share value of our common stock as required of all non-traded REITs within eighteen months of the conclusion of their capital raising activities. Our board of directors, after consideration of factors relevant to the decision, adopted $10.70 as the estimated per share value of our common stock as of February 18, 2014.
Additional information relative to the determination of this estimated per share value is included in the Current Report on Form 8-K we filed with the Securities and Exchange Commission (SEC) on February 21, 2014. This Current Report, along with our other SEC filings, may be accessed free of charge on our website at www.inlanddiversified.com by selecting the Investor Relations menu item.
Please note that this estimated per share value will have no impact on the number of shares of Kite Realty Group Trust, Inc. (Kite Realty) that you would receive for your Inland Diversified shares pursuant to the previously announced merger with Kite Realty or the trading price of those shares at the closing of the merger. We are not sending this information to influence your vote regarding the merger, and you should not rely on the estimated per share value in making a decision to buy or sell shares of our common stock.
Additionally, we will report our financial and operating results for the year ended December 31, 2013 in the Annual Report on Form 10-K we will file with the SEC in March 2014. These results will also be included in our annual report, which we expect will be mailed to all of our stockholders shortly after the filing of the Form 10-K.
We are pleased to enclose your check or account statement, which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to our stockholders for record dates in February 2014. We are proud of our sponsor’s 40+ years of integrity and Inland Diversified’s ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer

Enclosure
cc: Trustee
Broker Dealer
Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as may, would, expect, intend, estimate, anticipate, plan, seek, appears, or believe. Such statements reflect the current view of Inland Diversified with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to obtain stockholder approvals relating to the merger or the failure to satisfy the other conditions to completion of the merger, fluctuations in the per share price of Kite Realty’s common shares, risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger, the outcome of any legal proceedings relating to the merger, risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all, market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets, the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, competition for real estate assets and tenants, impairment charges, the availability of cash flow from operating activities for distributions and capital expenditures, the ability to refinance maturing debt or to obtain new financing on attractive terms, future increases in interest rates, actions or failures by Inland Diversified’s joint venture partners, including development partners, factors that could affect Inland Diversified’s ability to qualify as a real estate investment trust, and other factors detailed under Risk Factors in Inland Diversified’s most recent Form 10-K and subsequent Form 10-Qs on file with the SEC.
Although Inland Diversified believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Diversified undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Diversified or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.